Exhibit 5.1
Winston & Strawn LLP Letterhead
May 7, 2008
Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085
Ladies and Gentlemen:
     We have acted as special counsel for Coleman Cable, Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of the offer and sale of up to 790,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Coleman Cable, Inc. Long-Term Incentive Plan, as amended and restated effective April 30, 2008 (the “Plan”).
     This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the By-laws of the Company, as currently in effect; (iv) the Plan; (v) resolutions of the board of directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the shares of Common Stock issuable thereunder and the filing of the Registration Statement; and (vi) the Certificate of the Inspector of Elections certifying as to the approval of the amendment to the Plan by the Company’s stockholders at the Company’s 2008 Annual Meeting of Stockholders held on April 30, 2008. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, assuming that the Shares have been and remain duly reserved for issuance, the Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion letter is being furnished solely for the Company’s benefit in connection with the offer, sale and issuance of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP